Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FULL YEAR 2010 FFO OF $3.39 PER DILUTED SHARE AND

UNIT AND FFO OF $3.49 PER DILUTED SHARE AND UNIT ADJUSTED FOR NON-CORE ITEMS

Strong performance yields 19.5% year-over-year growth in FFO adjusted for non-core items

San Francisco, Calif. (February 18, 2011) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global wholesale datacenter provider, today announced financial results for its fourth quarter and full year ended December 31, 2010.

Highlights:

•

Reported FFO of $3.39 per diluted share and unit for the year ended December 31, 2010, up 15.7% from the year ended December 31, 2009. Excluding certain items that do not represent ongoing expense or revenue streams in each full year, 2010 FFO was $3.49 per diluted share and unit, up 19.5% from 2009 FFO of $2.92 per diluted share and unit;

•

Reported FFO of $0.98 per diluted share and unit for the fourth quarter of 2010, up 24.1% from the fourth quarter of 2009. Excluding certain items that do not represent ongoing expense or revenue streams in each quarter, fourth quarter 2010 FFO was $0.96 per diluted share and unit, up 23.1% from fourth quarter 2009 FFO of $0.78 per diluted share and unit;

•	Reported net income for the year ended December 31, 2010 of $105.4 million and net income available to common stockholders of $58.3 million, or $0.68 per diluted share;

•	Acquired fifteen properties totaling 2.3 million square feet for approximately $1.3 billion and an investment in an unconsolidated joint venture for $10.3 million in 2010;

•	Commenced leases on approximately 652,000 square feet during 2010 at an average annualized GAAP rent of approximately $111 per square foot, including non-technical space;

•	Signed leases on approximately 1.2 million square feet in 2010 at an average annualized GAAP rent of approximately $96 per square foot, including non-technical space;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•

Increased quarterly common stock dividend by 28% for the first quarter of 2011 to $0.68 per share. Previous dividend increases included a 7% increase in the first quarter of 2010 to $0.48 per share and a 10% increase in the third quarter of 2010 to $0.53 per share;

•	Completed $50 million expansion of the Prudential Shelf Facility;

•

Generated approximately $62.8M of net proceeds from the issuance of approximately 1.0 million shares of common stock under the At The Market equity distribution program at an average price of $61.16 per share during the fourth quarter of 2010. For the full year 2010, the Company generated approximately $217.1M of net proceeds from the issuance of approximately 3.8 million shares at an average price of $57.66 per share;

•

Exchanged approximately $21.3 million aggregate principal amount of the 4.125% Exchangeable Senior Debentures due 2026 for approximately 674,000 shares and a total cash premium of approximately $205,000 in the fourth quarter of 2010. For the full year 2010, the Company exchanged approximately $83.7 million aggregate principal amount of the 4.125% Exchangeable Senior Debentures for approximately 2.6 million shares and a total cash premium of approximately $544,000;

•	Redeemed the outstanding 7.875% Series B Cumulative Redeemable Preferred Stock for $63.3 million plus accrued dividends; and

•	Raised 2011 FFO guidance range to $3.80 to $3.95 per diluted share and unit, increasing the midpoint by $0.075 per share.

Funds from operations (“FFO”) was $102.9 million in the fourth quarter of 2010, or $0.98 on a diluted per share and unit basis, up 21.0% from $0.81 per diluted share and unit in the previous quarter; and up 24.1% from $0.79 per diluted share and unit in the fourth quarter of 2009. For the year ended December 31, 2010, FFO was $327.5 million, or $3.39 on diluted a per share and unit basis, up 15.7% from $2.93 per diluted share and unit in 2009.

“Core FFO, which is FFO adjusted for certain items that we believe do not represent ongoing expenses or revenue streams in each full year, was $3.49 per diluted share and unit in 2010, up 19.5% over comparable 2009 core FFO of $2.92 per diluted share and unit,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “The FFO of $0.98 per diluted share and unit for the fourth quarter of 2010 includes approximately $0.02 of additional FFO from certain items that do not represent ongoing expenses or revenue streams. Similarly, fourth quarter 2009 FFO of $0.79 per diluted share and unit included approximately $0.01 per share of additional FFO from such items. When adjusted for these items in each quarter, fourth quarter 2010 core FFO increased 23.1% over fourth quarter 2009 core FFO.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO, which adjusts for items that do not represent ongoing expenses or revenue streams, is included as an attachment to this press release.

Net income for the fourth quarter was $36.3 million, compared to $23.6 million for the third quarter of 2010 and $24.9 million for the fourth quarter of 2009. Net income available to common stockholders in the fourth quarter was $24.9 million or $0.27 per diluted share, compared to $9.6 million, or $0.11 per diluted share in the third quarter of 2010, and $14.3 million, or $0.18 per diluted share, in the fourth quarter of 2009. For the year ended December 31, 2010, net income was $105.4 million, up 15.6% over 2009 net income of $91.2 million. Net income available to common shareholders for the year was $58.3 million, or $0.68 per diluted share, up from $47.3 million, or $0.61 per diluted share, in 2009.

The Company reported total operating revenues of $238.7 million in the fourth quarter of 2010, up 40.6% from $169.8 million in the fourth quarter of 2009, and total operating revenues of $865.4 million for the year, up 35.8% from $637.1 million in 2009.

“During 2010 we acquired over $1.3 billion in properties, completed a record level of lease signings and entered the Asia Pacific market with our first property in Singapore,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “As a result of our solid performance and proven ability to grow revenue and earnings, we were pleased to continue to share this success with our shareholders by increasing our quarterly dividend last week by over 28% from the fourth quarter 2010 dividend. This equates to an annual 2011 dividend of $2.72 per share, up approximately 35% from $2.02 per share in 2010.”

Acquisitions and Leasing Activity

In November 2010, the Company acquired a new 370,500 square foot data center facility located in Singapore’s International Business Park in the Jurong East area for a purchase price of $132.7 million. The Company plans to invest up to an additional $35.0 million of development capital expenditures in 2011 in this facility, subject to customer demand, and expects the facility to be ready for occupancy beginning in the second quarter of 2011. During the full year 2010, the Company acquired over 2.3 million square feet in fifteen properties for a total purchase price of $1.3 billion.

As previously announced, for the quarter ended December 31, 2010, the Company signed leases totaling approximately 478,000 square feet of space. This includes over 89,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $184 per square foot, approximately 234,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $39 per square foot, and approximately 155,000 square feet of non-technical space leased at an average annual GAAP rental rate of $20 per square foot.

For the twelve months ended December 31, 2010, the Company signed leases totaling approximately 1.2 million square feet of space. This includes approximately 519,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $172 per square foot, approximately 379,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $45 per square foot, and over 262,000 square feet of non-technical space leased at an average annual GAAP rental rate of $22 per square foot.

For the quarter ended December 31, 2010, the Company commenced leases totaling approximately 143,000 square feet of space. This includes approximately 100,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $210 per square foot, approximately 1,200 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $78 per square foot, and approximately 42,000 square feet of non-technical space leased at an average annual GAAP rental rate of $9 per square foot.

For the twelve months ended December 31, 2010, the Company commenced leases totaling over 652,000 square feet of space. This includes approximately 420,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $159 per square foot, approximately 91,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $32 per square foot, and approximately 141,000 square feet of non-technical space leased at an average annual GAAP rental rate of $20 per square foot.

As of February 18, 2011, the Company’s portfolio comprised 96 properties, excluding two properties held as investments in unconsolidated joint ventures, consisting of 132 buildings totaling approximately 16.8 million rentable square feet, including 2.2 million square feet of space held for redevelopment. The portfolio is strategically located in 28 key markets throughout North America, Europe and Singapore.

Balance Sheet Update

Total assets grew to approximately $5.3 billion at December 31, 2010 from $3.7 billion at December 31, 2009. Total debt increased to approximately $2.8 billion at December 31, 2010 from $1.8 billion at December 31, 2009. Stockholders’ equity was approximately $2.0 billion at December 31, 2010, up from $1.6 billion at December 31, 2009.

During the fourth quarter of 2010, the Company generated approximately $62.8M of net proceeds under its At The Market equity distribution program from the issuance of approximately 1.0 million shares at an average price of $61.16 per share. During the full year 2010, the Company generated approximately $217.1M of net proceeds from the issuance of approximately 3.8 million shares at an average price of $57.66 per share.

In December 2010, the Company closed on a $50 million expansion of the Prudential Shelf Facility.

Also in December 2010, the Company redeemed its outstanding 7.875% Series B Cumulative Redeemable Preferred Stock for approximately $63.3 million plus accrued dividends.

During the fourth quarter of 2010, the Company exchanged approximately $21.3 million of the 4.125% Exchangeable Senior Debentures due 2026 for approximately 674,000 shares and a total cash premium of approximately $205,000. For the full year 2010, the Company exchanged approximately $83.7 million of the 4.125% Debentures for approximately 2.6 million shares and a total cash premium of approximately $544,000.

“In 2010, we raised over $1.6 billion in capital, including $613.7 million from the issuance of common stock, to fund the growth of the Company. To reduce our overall cost of capital and strengthen our balance sheet as well as our credit statistics, we redeemed our Series A and Series B preferred stock totaling $166.8 million and retired approximately $83.7 million of debt,” added Mr. Stein. “We remain optimistic with respect to our growth and are revising our 2011 guidance to reflect our current outlook.”

2011 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2011 is projected to be between $3.80 and $3.95. This guidance represents expected FFO growth of 12.1% to 16.5% over 2010 FFO of $3.39 per diluted share and unit. A reconciliation of the range of 2011 projected net income to projected FFO is as follows:

	Low		High
Net income available to common stockholders per diluted share	$1.05	–	$1.20
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests		$3.05
Less:
Dilutive impact of convertible stock and exchangeable debentures		($0.30)

Projected FFO per diluted share	$3.80	–	$3.95

Investor Conference Call Details

Digital Realty Trust will hold a conference call today, Friday, February 18, 2011 at 1:00 pm ET/10:00 am PT to discuss its fourth quarter and full year 2010 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 512-9172 (for domestic callers) or +1 (706) 679-7933 (for international callers) and quote the conference ID # 33685253 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after the call until 11:59 pm ET on Friday, March 4, 2011. The telephone replay can be accessed two hours after the call’s completion by dialing +1 (800) 642-1687 (for domestic callers) or +1 (706) 645-9291 (for international callers) and using the conference ID #33685253. The webcast replay can be accessed approximately 24 hours after the live call has concluded on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. enables customers to deliver critical business applications by providing secure, reliable and cost effective datacenter facilities. Digital Realty Trust’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 96 properties, excluding two properties held as investments in unconsolidated joint ventures, comprise approximately 16.8 million square feet as of February 18, 2011, including 2.2 million square feet of space held for redevelopment. Digital Realty Trust’s portfolio is located in 28 markets throughout Europe, North America and Singapore. Additional information about Digital Realty Trust is included in the Company Overview, which is available on the Investors page of Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2011 guidance, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, dividends on our common stock, development capital expenditure plans, when the Singapore datacenter facility will be ready for customer occupancy, our expected growth and expectations regarding real estate depreciation and amortization expenses. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Operating Revenues:

Rental	$191,850	$136,467	$686,949	$510,944
Tenant reimbursements	46,451	32,459	178,081	125,136
Other	371	848	371	1,062

Total operating revenues	238,672	169,774	865,401	637,142

Operating Expenses:

Rental property operating and maintenance	69,963	46,086	251,767	176,238
Property taxes	4,933	8,349	44,432	36,004
Insurance	2,384	1,672	8,133	6,111
Depreciation and amortization	76,383	52,126	263,903	198,052
General and administrative	12,225	10,008	47,196	39,988
Transactions	224	1,355	7,438	2,177
Other	—	94	226	783

Total operating expenses	166,112	119,690	623,095	459,353

Operating income	72,560	50,084	242,306	177,789

Other Income (Expenses):
Equity in earnings (losses) of unconsolidated joint ventures	1,260	(776)	5,254	2,172
Interest and other income	224	17	616	753
Interest expense	(36,583)	(24,451)	(137,384)	(88,442)
Tax expense	(258)	23	(1,851)	(1,038)
Loss from early extinguishment of debt	(905)	—	(3,529)	—

Net Income	36,298	24,897	105,412	91,234

Net income attributable to noncontrolling interests	(1,077)	(510)	(3,118)	(3,572)

Net Income Attributable to Digital Realty Trust, Inc.	35,221	24,387	102,294	87,662

Preferred stock dividends	(7,608)	(10,101)	(37,004)	(40,404)
Costs on redemption of preferred stock	(2,748)	—	(6,951)	—

Net Income Available to Common Stockholders	$24,865	$14,286	$58,339	$47,258

Net income per share available to common stockholders:
Basic	$0.27	$0.19	$0.69	$0.62
Diluted	$0.27	$0.18	$0.68	$0.61

Weighted average shares outstanding:
Basic	90,698,033	76,649,529	84,275,498	75,950,370
Diluted	92,448,830	78,496,296	86,013,471	77,020,890

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$478,629	$382,763
Acquired ground leases	6,374	2,767
Buildings and improvements	4,459,047	2,952,330
Tenant improvements	283,492	272,462

Total investments in properties	5,227,542	3,610,322
Accumulated depreciation and amortization	(660,700)	(459,521)

Net investments in properties	4,566,842	3,150,801
Investment in unconsolidated joint ventures	17,635	6,392

Net investments in real estate	4,584,477	3,157,193
Cash and cash equivalents	11,719	72,320
Accounts and other receivables, net	70,337	46,086
Deferred rent	190,067	145,550
Acquired above market leases, net	40,539	25,861
Acquired in place lease value and deferred leasing costs, net	334,366	224,216
Deferred financing costs, net	22,825	21,073
Restricted cash	60,062	37,810
Other assets	15,091	14,950

Total Assets	$5,329,483	$3,745,059

LIABILITIES AND EQUITY

Revolving credit facility	$333,534	$205,547
Unsecured senior notes, net of discount	1,066,030	83,000
Exchangeable senior debentures, net of discount	353,702	432,234
Mortgage loans, net of premiums	1,043,188	1,063,663
Other secured loans	10,500	—
Accounts payable and other accrued liabilities	237,631	151,229
Accrued dividends and distributions	51,210	37,004
Acquired below market leases, net	93,250	69,311
Security deposits and prepaid rents	85,775	68,270

Total Liabilities	3,274,820	2,110,258

Equity:
Stockholders’ equity	1,962,518	1,558,995
Noncontrolling interests	92,145	75,806

Total Equity	2,054,663	1,634,801

Total Liabilities and Equity	$5,329,483	$3,745,059

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net income available to common stockholders	$24,865	$9,639	$14,286	$58,339	$47,258
Adjustments:
Noncontrolling interests in operating partnership	1,336	537	984	3,406	3,432
Real estate related depreciation and amortization (1)	75,983	69,810	51,821	262,485	196,971
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	724	1,058	2,335	3,243	4,382

FFO available to common stockholders and unitholders (2)	$102,908	$81,044	$69,426	$327,473	$252,043

Basic FFO per share and unit	$1.08	$0.87	$0.84	$3.67	$3.08
Diluted FFO per share and unit (2)	$0.98	$0.81	$0.79	$3.39	$2.93

Weighted average common stock and units outstanding
Basic	95,580	93,421	82,196	89,261	81,715
Diluted (2)	115,618	113,235	102,078	109,159	98,963

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	76,383	70,128	52,126	263,903	198,052
Non-real estate depreciation	(400)	(318)	(305)	(1,418)	(1,081)

	$75,983	$69,810	$51,821	$262,485	$196,971

(2)	At December 31, 2010, we had 7,000 series C convertible preferred shares and 13,787 series D convertible preferred shares outstanding that were convertible into 3,703 common shares and 8,314 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,270 common shares on a weighted average basis for the three months ended December 31, 2010. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
FFO available to common stockholders and unitholders	$102,908	$81,044	$69,426	$327,473	$252,043

Add: Series C convertible preferred dividends	1,914	1,914	1,914	7,656	7,656
Add: Series D convertible preferred dividends	4,739	4,739	4,742	18,962	18,968
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	16,200	11,248

FFO available to common stockholders and unitholders — diluted	$113,611	$91,747	$80,132	$370,291	$289,915

Weighted average common stock and units outstanding	95,580	93,421	82,196	89,261	81,715
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,751	1,622	1,847	1,738	1,071
Add: Effect of dilutive series C convertible preferred stock	3,703	3,666	3,625	3,671	3,617
Add: Effect of dilutive series D convertible preferred stock	8,314	8,316	8,215	8,271	8,215
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,270	6,210	6,195	6,218	4,345

Weighted average common stock and units outstanding — diluted	115,618	113,235	102,078	109,159	98,963

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
FFO available to common stockholders and unitholders — diluted	$113,611	$91,747	$80,132	$370,291	$289,915

Termination fees and other non-core revenues (3)	(842)	(565)	463	(4,446)	463
Significant transaction expenses	—	4,666	720	6,381	720
Loss from early extinguishment of debt	905	953	—	3,529	—
Costs on redemption of preferred stock	2,748	4,203	—	6,951	—
Significant property tax adjustments, net (4)	(5,015)	—	(1,882)	(1,835)	(1,882)
Other non-core expense adjustments (5)	(900)	400	—	(48)	—

CFFO available to common stockholders and unitholders — diluted	$110,507	$101,404	$79,433	$380,823	$289,216

Diluted CFFO per share and unit	$0.96	$0.90	$0.78	$3.49	$2.92

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reassessments, appeals or supplemental taxes.
(5)	Includes reversal of accruals, settlement payment and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Other equity REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.